Exhibit (f)

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (“Agreement”) is made and entered into as of the 1st day of April, 2016 (“Effective Date”), by and between STEWARD FUNDS, INC, a Maryland corporation, CAPSTONE SERIES FUND, INC, a Maryland corporation, CAPSTONE CHURCH CAPITAL FUND, a Delaware statutory trust, and CFS CONSULTING SERVICES, LLC a Texas Limited Liability Company each having its principal place of business in Houston, Texas (collectively “Company”) and RICHARD A. NUNN, an individual residing at 5111 Briarbend Drive, Houston, Texas (“Contractor”).

1. Engagement. Subject to the terms and conditions of this Agreement, the Company hereby engages the Contractor as an independent contractor to perform certain services, and the Contractor hereby accepts such engagement.

2. Services. The Contractor will perform the services (“Services”) described in one or more statements of work executed by both parties and to be attached to this Agreement as an exhibit in the form of Exhibit A hereto (each, a “SOW”). Each SOW will identify: (a) the Services to be performed; (b) the items to be delivered by the Contractor to the Company; (c) the targeted delivery date or schedule; and (d) as applicable, the fixed fee or an estimate of the hourly fees, in addition to an estimate of any expenses to be paid by the Company. The Contractor will not initiate any work unless and until an SOW has been executed by both parties. Upon execution of an SOW by the parties, the SOW will be subject to and deemed an amendment to and part of this Agreement, including, without limitation, Section 5 below. In the event of any conflict between the terms and conditions of this Agreement and any SOW, the terms and conditions of the SOW will control.

3. General Payment Terms and Conditions. The Company will pay the Contractor for the Services, in addition to reimbursable expenses, in accordance with the applicable SOW. Unless specified in a SOW, all fees paid by the Company to the Contractor include all applicable taxes and duties including, without limitation, sales tax, value added tax, and similar taxes. Fixed fees and hourly rates may not be increased without the Company’s prior written consent. Where the Contractor is to be paid on an hourly fee basis, the Contractor will submit an invoice to the Company for actual services rendered, and for reimbursable expenses incurred, no less than every two (2) weeks. Each invoice must cite this Agreement and the applicable SOW and must describe the Services and expenses for which payment and reimbursement is requested. The Company will pay the Contractor within thirty (30) days of the Company’s receipt of the Contractor’s invoice. The Company has the right to withhold payment for any disputed sums.

4. Expenses. Except as set forth in any SOW, the Contractor will be responsible for all out-of-pocket expenses, including direct and indirect overhead, incurred in connection with providing Services.

5. Term and Termination. This Agreement will be in effect for one (1) year from the Effective Date, and will automatically renew for successive one-year terms unless terminated by either party at least thirty (30) days prior to the end of the initial or any renewal term. Notwithstanding anything herein to the contrary (a) either party may terminate this Agreement without cause at any time by giving the other party thirty (30) days prior written notice; (b) the Company may terminate this Agreement immediately if the Contractor is convicted of any crime or offense, engages in serious misconduct in connection with performance hereunder, becomes the subject of negative publicity regardless of whether in connection with performance hereunder, declares bankruptcy, makes an assignment for the benefit of creditors, is placed or ordered into receivership, or materially breaches this Agreement; (c) the Contractor may terminate this Agreement immediately if the Company declares bankruptcy, makes an assignment for the benefit of creditors, is placed or ordered into receivership, or materially breaches this Agreement; and (d) this Agreement will automatically terminate without additional notice to either party if the parties do not work together pursuant to an executed SOW during any consecutive twelve (12) month period. The Company will pay the Contractor for Services performed and for reimbursable expenses through the date of termination, upon submission by the Contractor of a final invoice in accordance with, and subject to, Section 3 of this Agreement. Under all circumstances, Sections 6, 7, 8, 9, 10 and 11 of this Agreement shall survive termination.

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6. Inventions & Copyrights. Any and all inventions, software, discoveries, developments, investment processes, designs, innovations, and literary materials conceived or created by the Contractor or his agents or employees in relation to any Services shall be the exclusive property of the Company, and the Contractor hereby assigns all rights, title, and interests in the same to the Company. Any and all inventions, software, discoveries, developments, investment processes, designs, innovations, and literary materials conceived or created by the Contractor or his agents or employees prior to the Effective Date and utilized by the Contractor in rendering services to the Company at any time are hereby licensed to the Company for use in its (and, in the Company’s discretion, its affiliates’) operations for an infinite duration.

7. Confidentiality. The Contractor acknowledges that during the term of this Agreement, it will have access to and become acquainted with various trade secrets, inventions, innovations, processes, information, records and specifications owned or licensed by the Company and/or used by the Company in connection with the operation of its business including, without limitation, the Company’s business and product processes, methods, customer lists, accounts and procedures. The Contractor further acknowledges that during the term of this Agreement, it will have access to personal and financial information regarding the clients served by the Company. For itself and on behalf of each of its agents and employees who have been given access to any of the aforesaid solely for purposes of the Contractor’s performance under this Agreement, the Contractor agrees that it and they will not disclose any of the aforesaid, directly or indirectly, or use any of the aforesaid in any manner, either during the term of this Agreement or at any time thereafter, except as required in the course of providing Services under this Agreement. Any wrongful use or disclosure of any of the aforesaid by an agent or employee of the Contractor will be considered to be a wrongful use or disclosure by the Contractor, for which the Contractor shall be responsible, and the Contractor shall thus take those steps which are necessary and reasonable to prevent any such wrongful use or disclosure. All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks, and similar items relating to the business of the Company, whether prepared by the Contractor (including any agent or employee thereof) or otherwise coming into its possession, shall remain the exclusive property of the Company. The Contractor will not retain any copies of the foregoing without the Company’s prior written permission. Upon the termination of this Agreement for any reason, and otherwise whenever requested by the Company, the Contractor shall immediately deliver to the Company all such files, records, documents, specifications, information, and other items in its custody, possession and/or control.

8. Conflicts of Interest. The Contractor represents and warrants that it is free to enter into this Agreement and that the Contractor’s provision of Services does not and will not violate any duty owed by the Contractor, whether pursuant to statute, contract, the common law or otherwise, to any third person or entity. Further, in providing Services, the Contractor will not utilize any invention, software, discovery, development, investment process, improvement, innovation, trade secret or confidential information in which it does not have a proprietary interest or which it is not otherwise entitled to utilize. During the term of this Agreement, the Contractor will devote as much of its productive time, energy and abilities to the provision of Services as is necessary to perform the same in a timely, professional, and productive manner.

9. Non-Solicitation of Employees and Consultants. During the term of the Agreement and for a period of two (2) years thereafter (regardless of the timing or reason for termination), the Contractor will not, directly or indirectly, for himself or on behalf of any other person or entity, solicit, assist or in any way encourage any employee or consultant of Capstone Financial Services, Inc., which includes all Capstone subsidiaries or of any entity affiliated therewith, to terminate his or her employment or consulting relationship with the Company or any such entity.

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10. Non-Solicitation of Clients. During the term of this Agreement and for a period of two (2) years thereafter (regardless of the timing or reason for termination), the Contractor will not, directly or indirectly, for himself or on behalf of any other person or entity, take away or attempt to take away, solicit or attempt to solicit, contact, call upon, communicate with, or attempt to communicate with, any Client of Capstone Financial Services, Inc., which includes all Capstone subsidiaries, for the purpose of soliciting such Client to become a client of Contractor or any other person or entity, in competition with the Company. For purposes of this Section 10, the term “Client” shall mean any person or entity that the Company provides investment services to, or that the Contractor had contact with or performed services for during any period of association with the Company.

11. Right to Injunction. The parties agree and acknowledge that the Company has certain protectable interests with respect to confidential information, employee and consultant relationships, and Client relationships, which are special and unique, into which the Company has invested substantial time and resources, and which provide the Company with a distinct competitive advantage, such that if the Contractor was to breach any of the covenants contained herein, the loss to the Company could not be reasonably or adequately compensated by damages in any action at law, and the Company would sustain irreparable harm. Accordingly, the Contractor expressly agrees that the Company will be entitled to injunctive and other equitable relief in the event of a breach, or to prevent a threatened breach, of any of the covenants contained herein. In addition to such relief, the Company will be entitled to any and all legal and other relief which may be available to it, whether pursuant to statute (including, without limitation, any applicable trade secrets statute), the common law or otherwise. The various rights of the Company and remedies available to it, whether under this Agreement or otherwise, are agreed and will be construed to be cumulative, and no one of them shall be exclusive of any other or of any right or remedy available in law or equity.

12. Merger. This Agreement will not be terminated by the merger or consolidation of the Company into or with any other entity.

13. Independent Contractor. The parties agree and acknowledge that the Contractor is and will remain an independent contractor of the Company, and that Contractor will not be an employee, partner or joint venturer of or with the Company at any time or for any purpose. The Contractor will be responsible for training, hiring, supervising, and paying salaries for agents, employees or other personnel who the Contractor may need to assist the Contractor in the provision of Services; establishing the Contractor’s own hours of work; providing and paying for office space and all other overhead expenses; furnishing its own tools, equipment and materials; and bearing the risk of loss as to the amount of compensation received. The Company will not be responsible for withholding taxes in connection with any payments made to the Contractor hereunder. The Contractor will defend and indemnify the Company, and hold the Company harmless, in connection with any demand, claim, loss or liability arising out of or relating to any actual or potential tax liability (including, without limitation, any fees, fines, penalties or the like) associated with any payments made to the Contractor hereunder. The Contractor will have no right to or claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind. The Contractor agrees to report as self-employment income all monies received from the Company under this Agreement. The Contractor has complied and will comply with all federal, state, and local laws regarding business permits and licenses that may be required to perform the Services.

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14. Insurance Coverage. For purposes of any services provided to the Company pursuant to any Statement of Work, the Contractor will be given the title of Assistant Compliance Officer. Additionally, the Contractor will be listed as an additional insured under the Company’s Director’s and Officer’s Liability insurance, and be afforded the protection provided thereby.

15. No Authority. The Contractor has no authority to make promises or to enter into contracts or agreements of any kind on behalf of the Company or to bind the Company to any promise, contract or agreement of any kind.

16. Disclosure of Relationship. The Company may (but is not obligated to) identify the Contractor in its promotional and/or other materials as a consultant, strategist, senior advisor, or such other descriptive title. The Contractor may identify and/or disclose its relationship with the Company in promotional or other materials only upon the Company’s prior written consent and with the Company having had the opportunity to review and approve such promotional or other materials, which approval will not be unreasonably withheld by the Company.

17. Successors and Assigns. The terms and conditions of this Agreement will be binding upon and inure to the benefit of the parties hereto and, as applicable, their respective successors and permitted assigns.

18. Choice of Law. The laws of the state of Delaware shall govern this Agreement, the construction of its terms and conditions, and the interpretation of the rights and duties of the parties hereto.

19. Arbitration. Any disputes arising out of or relating to this Agreement shall be addressed and pursued exclusively through arbitration, with any arbitration hearing being held in Houston, Texas, in accordance with the rules of the American Arbitration Association, and the judgment upon any arbitration award may be entered in any court of competent jurisdiction. Notwithstanding anything herein to the contrary, the Company may petition a court of competent jurisdiction for injunctive or other equitable relief as described in Section 11 above. The Contractor irrevocably agrees to submit to the jurisdiction and venue of the courts in Houston, Texas, for such purpose, and it waives any objection to such jurisdiction and venue, whether on grounds of forum non conveniens or otherwise.

20. Headings. Section headings are for descriptive purposes only and are not intended to limit any particular term or condition of this Agreement.

21. Waiver. A waiver by one party hereto of a breach of any provision of this Agreement by the other will not operate or be construed as a continuing waiver.

22. Assignment. The Contractor will not assign any of its rights under this Agreement or delegate the performance of any of its duties hereunder without the prior written consent of the Company.

23. Notices. Any and all notices, demands, or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if personally served, deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. A duplicate of any such notice, demand or other communication also shall be transmitted via e-mail to the e-mail addresses indicated below. If such notice or demand is served personally, notice shall be deemed made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given five (5) days after deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as follows:

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If to the Contractor:	RICHARD A. NUNN
5111 Briarbend Dr.
Houston, TX 77035

If to Company:	CFS CONSULTING SERVICES, LLC
Attn: Chief Compliance Officer
3700 West Sam Houston Parkway South
Suite 250
Houston, TX 77042

CAPSTONE CHURCH CAPITAL FUND
Attn: Chief Compliance Officer
3700 West Sam Houston Parkway South
Suite 250
Houston, TX 77042

STEWARD FUNDS, INC.
Attn: Chief Compliance Officer
3700 West Sam Houston Parkway South
Suite 250
Houston, TX 77042

CAPSTONE SERIES FUND, INC.
Attn: Chief Compliance Officer
3700 West Sam Houston Parkway South
Suite 250
Houston, TX 77042

Any party hereto may change its addresses for purposes of this Section 23 by written notice given in the manner indicated above.

24. Modification or Amendment. No amendment, change or modification of this Agreement shall be valid unless in writing and signed by both parties.

25. Unenforceability of Provisions. If any provision of this Agreement, or any portion thereof, is held to be invalid and unenforceable, then the remainder of this Agreement shall nevertheless remain in full force and effect. If any of the covenants herein are deemed to be over broad or unreasonable in any respect, then the parties agree that a court of competent jurisdiction or arbitrator will enforce such covenants to the fullest extent permitted under applicable law.

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IN WITNESS WHEREOF the undersigned have executed this Agreement as of the Effective Date. The parties agree that signatures transmitted in counterparts and via facsimile and/or e-mail shall be as effective as if originals.

STEWARD FUNDS, CAPSTONE SERIES FUND, CAPSTONE CHURCH CAPITAL FUND & CFS CONSULTING SERVICES By: /s/ Michael L. Kern, III Michael L. Kern, III, CFA President	RICHARD A. NUNN By: /s/ Richard A. Nunn Richard A. Nunn Consultant

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EXHIBIT A

Statement of Work

This Statement of Work is made a part of the Independent Contractor Agreement between the parties as follows:

RICHARD A. NUNN; CFS CONSULTING SERVICES, LLC (“CCS”), a Texas Limited Liability Company having its principal place of business in Houston, Texas; and CAPSTONE CHURCH CAPITAL FUND (“CCCF”), a Delaware statutory trust, and STEWARD FUNDS, INC. (“SFI”) and CAPSTONE SERIES FUND, INC. (“CSFI”), each a Maryland corporation having its principal place of business in Houston, Texas.

SOW Effective Date	April 1, 2016
Capstone Contact	Kim McLaney
Contractor Contact	Richard Nunn
Services	Consultation services regarding compliance matters for the Capstone Group of Funds.
Deliverables

Assist with the regulatory filings for the Capstone Funds and transitioning the CCO responsibilities to Cipperman. Perform on site vendor reviews (Transfer agents). Assist with tender offer and repurchase offer for the Church Capital Fund.

Delivery Date or Schedule

April 2016 – (4 days)

TMI Conference Call

Transition of CCO duties

Discuss any known issues with Staff and Service Providers

May 2016 – (3 days)

Annual CCO Report

On Site Reviews (CITI, FIS Global, MSS)

Final transition items

June 2016 – (1 day)

Steward Funds Annual Report

July 2016 – (4 days)

TMI Conference Call

Church Capital Fund Tender Offer

Steward Funds Registration Statement

August 2016 – (1 day)

Church Capital Fund Repurchase Offer

September 2016 – (5 days)

Church Capital Fund Annual Audit

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Fixed Fee	$3,000 per month (April through September 2016)
Estimated Expenses to be paid by Capstone	Reasonable out-of-pocket travel expenses as defined by Capstone’s travel policy.
Estimated Total Cost	$18,000 plus reasonable out-of-pocket expenses
Specific Payment Terms and Conditions	Payable within 30 days of receipt of an invoice
The parties, intending to be legally bound, hereby sign this Statement of Work and make it a part of the Agreement between the parties as of the Statement of Work Effective Date stated above.

	CFS CONSULTING SERVICES, LLC		RICHARD A. NUNN

By	/s/ Michael Kern	By	/s/ Richard A. Nunn
Name	Michael Kern	Name	Richard A. Nunn
Title	President	Title	Consultant

STEWARD FUNDS, INC.

By	/s/ Michael Kern
Name	Michael Kern
Title	President

CAPSTONE SERIES FUND, INC.

By	/s/ Michael Kern
Name	Michael Kern
Title	President

CAPSTONE CHURCH CAPITAL FUND

By	/s/ Michael Kern
Name	Michael Kern
Title	President

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